SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 17, 2006
CELEBRATE EXPRESS, INC.
(Exact name of Registrant as specified in its charter)

Washington	000-50973	91-1644428
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11220 — 120th Avenue NE
Kirkland, Washington 98033
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (425) 250-1061

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On August 17, 2006, Celebrate Express, Inc. (the “Company”) entered into a Settlement Agreement (the “Agreement”) with a group of shareholders led by Spencer Capital Management, LLC, which is attached hereto as Exhibit 10.1. Under the terms of the Agreement, the Company agreed to (i) increase the authorized number of directors of the Company to eight effective at or before the execution of the Agreement, (ii) reduce the number of directors of the Company to seven effective upon the conclusion of the Company’s 2006 Annual Meeting, (iii) elect Dr. Kenneth H. Shubin Stein and Stephen Roseman to fill the two vacancies on the Board effective as of the execution and delivery the Agreement, (iv) nominate Estelle DeMuesy, Kevin A. Green, Dr. Kenneth H. Shubin Stein and Stephen Roseman (the “Slate”) for election to the Board at the 2006 Annual Meeting, and (v) prepare and distribute proxy materials that recommend, support and solicit the election of the Slate. Under the terms of the Agreement, the shareholders led by Spencer Capital Management, LLC agreed to immediately and irrevocably withdraw the nominations of Kenneth H. Shubin Stein, Stephen Roseman and Matthew C. Diamond and the proxy solicitation, and to irrevocably withdraw the demand for a shareholder list and other materials. These parties also agreed not to (i) initiate, propose, make, encourage or induce any person, or in any way participate in any solicitation with respect to any shareholder proposals for the 2006 Annual Meeting, or (ii) make any public objection to the election of the Slate at the 2006 Annual Meeting or any public statement inconsistent with the provisions of the Agreement.
Item 5.02 Departure of Directors and Principal Officers; Election of Directors; Appointment of Principal Officers.
On August 21, 2006, Celebrate Express, Inc. announced the addition of two new members to the Board of Directors, Kenneth H. Shubin Stein and Stephen Roseman:
Kenneth H. Shubin Stein, age 37, is the founder of Spencer Capital Management, LLC, an investment management firm that serves as the investment adviser of Spencer Capital Opportunity Fund, LP and Spencer Capital Offshore Opportunity Fund, Ltd. Dr. Shubin Stein also serves as portfolio manager of Columbia Avenue Capital, LLC, a pooled investment vehicle. He was a portfolio manager at Promethean Investment Group LLC from September 2001 to December 2002, and an Orthopedic Resident at Mount Sinai Hospital from June 2000 until August 2001. He is a graduate from the Albert Einstein College of Medicine and graduated from Columbia College with dual concentrations in Premedical Studies and Political Science. Dr. Shubin Stein holds the CFA designation.
Stephen Roseman, age 36, is the founder of Thesis Capital Management, LLC, an investment management firm that serves as the investment manager of Thesis Capital, LP, Thesis Capital Domestic, LP, Thesis Capital Offshore Limited and Thesis Capital Master Fund Limited. Prior to founding Thesis Capital Management, LLC, Mr. Roseman was a portfolio manager at Kern Capital Management, where he managed the consumer, retail, and business services portfolio. Mr. Roseman’s previous professional experience includes OppenheimerFunds, Inc. where he worked as a Senior Equity Analyst with responsibility for investments in all of the consumer, financials, energy and industrial sectors for the Discovery Fund; PaineWebber where he was an Account Executive focusing on fixed income cash management tools for corporate clients; and Sperry Van Ness where he worked as an Associate in industrial real estate advisory and brokerage. Mr. Roseman received an MBA from Fordham University Graduate School of Business Administration and a B.A. from Arizona State University. He is also a holder of the Chartered Financial Analyst Designation. In addition to his financial experience, Mr. Roseman has extensive operating experience in consumer discretionary verticals including jewelry, apparel and fine art. He also serves on the board of the Fordham GBA Alumni Association.

Item 8.01 Other Events
Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release of Celebrate Express, Inc., dated August 21, 2006, announcing that Celebrate Express, Inc. has undertaken a process to evaluate strategic alternatives and announcing two new members of the Board of Directors.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits.

Exhibit	Description

10.1	Settlement Agreement dated August 17, 2006.
99.1	Press Release dated August 21, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2006	CELEBRATE EXPRESS, INC.
	By:	/s/ Darin L. White
Darin L. White
Vice President, Finance